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                                                                   Exhibit 23.8

[Vitale, Caturano and Company Letterhead]



Board of Directors
First New England Dental Centers, Inc.
Boston, Massachusetts

The audits of Ramiro Blanco, D.D.S., M.S.C., P.C. referred to in our report dated November 15, 1996, included the related financial statement schedules as of March 31, 1996 and December 31, 1995, and for the three months ended March 31, 1996 and from date of inception, September 1, 1995 through December 31, 1995, included in the registration statement.
These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                       /s/ VITALE, CATURANO AND COMPANY, P.C.
                                       VITALE, CATURANO AND COMPANY, P.C.

                                       January 28, 1997
                                       Boston, Massachusetts